Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3 No. 333-00000) and related Prospectus of Empire Resorts, Inc. for the registration of $250,000,000 of securities and to the incorporation by reference therein of our reports dated March 10, 2016, with respect to the consolidated financial statements and schedule of Empire Resorts, Inc. and the effectiveness of internal control over financial reporting of Empire Resorts, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2015, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania

October 14, 2016